Exhibit 21

US GOLD CORPORATION

Subsidiaries

Nevada Pacific Gold Ltd., a British Columbia corporation

Tone Resources Limited, a British Columbia corporation

White Knight Resources Ltd., a British Columbia corporation

Pangea Resources, Inc., an Arizona corporation

Minera Pangea S.A. de C.V., a Mexican corporation